Consent of Independent Accountants

We consent to the inclusion in this registration statement of Xybernaut Corporation on Form SB-2 of our report, which includes an explanatory paragraph concerning the Company's ability to continue as a going concern, dated March 31, 1998, on our audits of the consolidated financial statements of Xybernaut Corporation as of December 31, 1997 and 1996, and for the years then ended. We also consent to the references to our firm under the captions "Selected Financial Data: and "Experts". However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."


                                                /s/ PricewaterhouseCoopers LLP


McLean, Virginia
October 30, 1998